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                                                                    Exhibit 21.1

                           SUBSIDIARIES OF REGISTRANT

   As of November 5, 1999, MI Entertainment Corp. and its subsidiaries are comprised of the following entities:

United States
 MI Entertainment Corp.
  The Santa Anita Companies, Inc.
    Los Angeles Turf Club, Inc.
  SLRD Thoroughbred Training Center, Inc.
  Gulfstream Park Racing Association, Inc. (see note 15[b])
  5321 Industries Inc.
  DLR, Inc.
  OTL, Inc.
  Vista Hospitality, Inc.
Canada
 MI Venture (Canada) Inc.
 1180482 Ontario Inc.
Europe
 Magna Ventures Holding AG
  Magna Ventures Management GmbH
   Steyr Daimler-Puch AG ("SDP")
    Steyr-Barter Handels GmbH
     Steyr Industrie Commerz GmbH
   Gemeinniitzige Wohnungs GmbH & Co. KG
   MI Air Flugbetriets GmbH
 Magna Vierte Beteiligungs AG
 Magna Projektentwicklungs AG
  Magna Grundstucksentwicklungs GmbH